Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 30, 2012 (September 6, 2012 as to Note 14), relating to the financial statements of Trulia, Inc. appearing in the Prospectus, which is part of this Registration Statement and our report dated May 30, 2012 (September 6, 2012 as to Note 14), relating to the financial statement schedules appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

September 6, 2012